Registration No. 333-____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

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MSO Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-3134651
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
2333 Waukegan Road
Suite 175
Bannockburn, Illinois	60015
(Address of principal executive offices)	(Zip Code)

MSO Holdings, Inc.
2004 Equity Incentive Plan
Warrants to purchase 691,072 shares of Common Stock
(Full title of the plan)

_________________

Copy to:
Albert Henry
Chief Executive Officer	Kenneth D. Polin, Esq.
MSO Holdings, Inc.	Foley & Lardner LLP
2333 Waukegan Road, Suite 175	402 W. Broadway, 23rd Floor
Bannockburn, Illinois 60015	San Diego, California 92101
(847) 267-0801	(619) 234-6655
(Name, address and telephone number,
including area code, of agent for service)

_________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock,	2,305,356	$1.23(1)	$2,835,587.80(1)	$333.75
$.001 par value

Common Stock underlying	691,072	$1.23(1)	$850,018.56(1)	$100.05
warrants

(1)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for MSO Holdings, Inc. on September 30, 2005.

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        In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of additional shares of Common Stock that may be offered or sold pursuant to the employee benefit plan described herein as a result of stock splits or stock dividends.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission by MSO Holdings, Inc. (hereinafter referred to as the “Company” or the “Registrant”) are hereby incorporated herein by reference:

        1.        The Company’s Current Report on Form 8-K dated June 2, 2005.

        2.        The Company’s Current Report on Form 8-K dated July 7, 2005.

        3.        The Company’s Current Report on Form 8-K dated August 4, 2005.

        4.        The Company’s Current Report on Form 8-K/A dated August 5, 2005.

        5.        The Company’s Quarterly Reports on Form 10-QSB for the quarterly period ended December 31, 2004 (Commission File No. 002-98395); for the quarterly period ended March 31, 2005 (Commission File No. 002-98395); and for the quarterly period ended June 30, 2005 (Commission File No. 002-98395).

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

        Holders of the Company’s common stock are entitled to one vote per share on all matters to be voted upon by the stockholder. In the event of a Company liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion, or other rights to subscribe for additional securities. There are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Item 5.     Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.     Indemnification of Directors and Officers.

        Set forth below is a description of certain provisions of the Company’s Amended Certificate of Incorporation and Bylaws and the Delaware General Corporation Law (“DGCL”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Amended Certificate of Incorporation, Bylaws, and the DGCL.

        The Company’s Bylaws provides that the Company shall, to the full extent permitted by the DGCL, as amended from time to time, indemnify its directors, officers and certain other persons (subject to certain conditions and qualifications) and eliminates the personal liability of its directors to the full extent permitted by Section 102 (b) (7) of the DGCL, as amended from time to time.

        Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnification for such expenses despite such adjudication of liability.

        In accordance with Section 102(b)(7) of the DGCL the Company’s Amended and Restated Certificate of Incorporation contains a provision limiting the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any act or omission occurring prior to the date which such provision becomes effective.

        The Company maintains insurance on behalf of its officers and directors which, subject to certain exceptions, covers liabilities under the Securities Act of 1933.

Item 7.     Exemption from Registration Claimed.

        Not applicable.

Item 8.     Exhibits.

        The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.     Undertakings.

        (a)        The undersigned Registrant hereby undertakes:

        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on this 22nd day of September, 2005.

MSO Holdings, Inc.
By: /s/ Albert Henry
Albert J. Henry
Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Albert J. Henry and Tom Mason and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Albert Henry	Chairman and Chief Executive Officer	September 22, 2005
Albert Henry	(Principal Executive Officer)
/s/ Steven Straus	President, Chief Operating Officer and	September 22, 2005
Steven Straus	Director
/s/ Tom Mason	Chief Financial Officer (Principal Financial	September 22, 2005
Tom Mason	Officer and Principal Accounting Officer)
/s/ Randolph C. Steer, Ph. D	Director	September 22, 2005
Randolph C. Steer, Ph.D
/s/ Eugene Terry	Director	September 22, 2005
Eugene Terry
/s/ Craig Jeffries	Director	September 22, 2005
Craig Jeffries

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

3.1	Amended and Restated Certificate of Incorporation of MSO Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on June 2, 2005).

3.2	Bylaws of MSO Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on June 2, 2005).

5.1	Opinion of Foley & Lardner LLP.*

10.8	2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s registration statement on Form SB-2 filed August 25, 2005).

10.9	Form of Option under the MSO Holdings, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s registration statement on Form SB-2 filed August 25, 2005).

23.1	Consent of BDO Seidman, LLP.*

23.2	Consent of Foley & Lardner (contained in Exhibit 5).*

24.1	Power of Attorney (contained on the signature page hereto).*

* Filed Herewith